Exhibit 99.1

FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2011 RESULTS

Mountain Grove, Missouri (November 15, 2010) – First Bancshares, Inc. (“Company”) (NASDAQ - FstBksh: FBSI), the holding company for First Home Savings Bank (“Bank”), today announced earnings for the first quarter of its fiscal year ending June 30, 2011.

For the quarter ended September 30, 2010, the Company had a net loss of $(66,000), or $(0.04) per share – diluted, compared to net income of $199,000, or $0.13 per share – diluted for the comparable period in 2009.  The decrease in net income for the quarter ended September 30, 2010 compared to the prior year is attributable to a decrease in net interest income, a decrease in non-interest income, and an increase in the provision for loan losses which were partially offset by decreases in non-interest expense and income tax expense.

Net interest income decreased by $177,000 to $1.5 million during the quarter ended September 30, 2010 compared to $1.7 million for the same period in the prior year. The decrease was the result of a decrease in interest income of $460,000, or 17.3%, to $2.2 million during the quarter ended September 30, 2010 from $2.7 million during the comparable quarter in 2009 . This decrease was partially offset by a decrease of $283,000, or 30.1%, in interest expense from $940,000 in the first quarter of fiscal 2009 to $657,000 in the comparable quarter of fiscal 2010. The decrease in interest income was the result of a decrease in the average yield on interest-earning assets from 5.16% during the quarter ended September 30, 2009 to 4.43% during the comparable 2010 period, and by a decrease in the average balance of interest-earning assets of $7.2 million from $204.7 million during the quarter ended September 30, 2009 to $197.5 million during the comparable 2010 period. The decrease in interest expense was the result of a decrease in the average cost of interest-bearing liabilities from 1.98% during the quarter ended September 30, 2009 to 1.49% during the comparable 2010 period, and by a decrease of $12.5 million in the average balances of interest-bearing liabilities from $187.9 million during the first quarter ended September 30, 2009 to $175.4 million during the comparable quarter of 2010. The changes in yields and costs are the result of the general decline in market interest rates that has accompanied the financial and general economic crisis that has evolved since 2008.

The provision for loan losses increased $12,000 to $63,000 during the quarter ended September 30, 2010 from $51,000 during the quarter ended September 30, 2009. The Company’s loan portfolio has undergone a series of extensive reviews since 2008 following a change in management. As a result, the Company has had substantial provisions for loan losses and significant write-offs during the last two fiscal years ended June 30, 2009 and June 30, 2010.

Non-interest income decreased $243,000 to $286,000 during the quarter ended September 30, 2010 from $530,000 during the comparable quarter in 2009. This decrease was the result of a decrease of $27,000 in gain on the sale of loans, a decrease of $162,000 in service charges and other fee income, a decrease of $15,000 in income from bank owned life insurance, and a decrease of $75,000 in net gain on the sale of property and equipment and real estate owned. These items were partially offset by a decrease of $35,000 in provision for loss on real estate owned. The decrease in profit on the sale of loans is attributable to the closure of the loan origination office prior to the end of fiscal 2009. The profits recorded in the first quarter of fiscal 2010 were those related to loans originated in fiscal 2009 with sales completed during the quarter. The only profits recorded in the first quarter of fiscal 2011 related to loans originated in the branch network for sale in the secondary market. The decrease in service charges and other fee income seems to somewhat symptomatic of the financial services industry as a whole with account holders taking greater care that they do not overdraft their accounts. The decrease in income related to bank owned life insurance was the result of surrendering the policies.

Non-interest expense decreased by $31,000 to $1.8 million during the quarter ended September 30, 2010 from $1.9 million during the same quarter one year earlier.  The decrease in non-interest income reflects decreases of $67,000 and $57,000 in compensation and benefits and occupancy expense, respectively. These decreases were partially offset by increases of $42,000, $21,000 and $30,000 in professional fees, deposit insurance premiums and other expenses, respectively. The decrease in compensation and benefits was the result of a decrease in staff levels. The decrease in occupancy and equipment expense was the result the closure of the loan origination office, the lease on which was bought out by the Bank in the fiscal 2009 first quarter. The increase in deposit insurance premiums was the result of an increase in the FDIC insurance rates.

Total consolidated assets at September 30, 2010 were $214.8 million, compared to $211.7 million at June 30, 2010, representing an increase of $3.1 million, or 1.5%.  Stockholders’ equity at September 30, 2010 was $22.5 million, or 10.5% of assets, compared with $22.6 million, or 10.7% of assets, at June 30, 2010.  Book value per common share decreased to $14.53 at September 30, 2010 from $14.58 at June 30, 2010, which was primarily attributable to the net loss of $(66,000) for the quarter and to a decrease of $12,000, net of taxes, in the market value of available-for-sale securities.

Loans receivable, net, decreased $4.8 million, or 4.4%, to $103.9 million at September 30, 2010 from $108.7 million at June 30, 2010. The decrease in net loans receivable was the result of a general decrease in the demand for loans resulting from more challenging economic conditions both nationally and within the Bank’s primary market area. Customer deposits increased $4.0 million, or 2.2%, to $184.0 million at September 30, 2010 from $180.1 million at June 30, 2010.

Non-performing assets decreased during the first quarter of fiscal 2011 by $590,000 to $12.5 million at September 30, 2010 from $13.1 million at June 30, 2010. The decrease in non-performing assets is attributable to decreases of $2.1 million in non-accrual loans and $144,000 in impaired loans not past due. These decreases were partially offset by increases of $1.6 million in real estate owned and $32,000 in repossessed collateral. Management does not believe there was a single item or group of items the resolution of which would result in a material loss to the Company.  Based on its analysis of delinquent loans, non-performing loans and classified loans, management believes that the Company’s allowance for loan losses of $2.1 million at September 30, 2010 was adequate to absorb known and inherent risks in the loan portfolio at that date.

As was discussed in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on October 13, 2010, the Company and the Bank are operating under Orders to Cease and Desist with the Office of Thrift Supervision.  In management’s opinion, all items required by the Company and the Bank under these orders through the quarter ended September 30, 2010 have been completed.

First Bancshares, Inc. is the holding company for First Home Savings Bank, a FDIC-insured savings bank chartered by the State of Missouri that conducts business from its home office in Mountain Grove, Missouri, and ten full service offices in Marshfield, Ava, Gainesville, Sparta, Springfield, Theodosia, Crane, Galena, Kissee Mills and Rockaway Beach, Missouri.

The Company and its wholly-owned subsidiaries, First Home Savings Bank and SCMG, Inc. may from time to time make written or oral “forward-looking statements,” including statements contained in its filings with the Securities and Exchange Commission, in its reports to stockholders, and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, expectations, estimates and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such statements address the following subjects: future operating results; customer growth and retention; loan and other product demand; earnings growth and expectations; new products and services; credit quality and adequacy of reserves; results of examinations by our bank regulators, our compliance with the Orders to Cease and Desist, technology, and our employees. The following factors, among others, could cause the Company’s financial performance to differ materially from the expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Federal Reserve Board; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services of the Company and the perceived overall value of these products and services by users; the impact of changes in financial services’ laws and regulations; technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing and collecting assets of borrowers in default and managing the risks of the foregoing.

The foregoing list of factors is not exclusive. Additional discussion of factors affecting the Company’s business and prospects is contained in the Company’s periodic filings with the SEC. The Company does not undertake, and expressly disclaims any intent or obligation, to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

Contact:  Thomas M. Sutherland, CEO - (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter
	Ended September 30,
Operating Data:	2010	2009
Total interest income	$2,204	$2,664
Total interest expense	657	940
Net interest income	1,547	1,724
Provision for loan losses	63	51
Net interest income after provision
for loan losses	1,484	1,673
Non-interest income	286	530
Non-interest expense	1,830	1,862
Income before income tax	(60)	341
Income tax expense	6	142

Net income	$(66)	$199

Net income per share-basic	$(0.04)	$0.13

Net income per share-diluted	$(0.04)	$0.13

	At	At
	September 30,	June 30,
Financial Condition Data:	2010	2010

Total assets	$214,805	$211,657
Loans receivable, net	103,918	108,683

Non-performing assets	12,511	13,101
Cash and cash equivalents, including
interest-bearing deposits	26,625	20,183
Investment securities	69,815	69,973
Customer deposits	184,045	180,075
Borrowed funds	7,650	8,352
Stockholders' equity	22,535	22,611
Book value per share	$14.53	$14.58